Exhibit 3.1

090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20190017690-05
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 01/14/2019 10:36 AM
	Entity Number E0203332015-5

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Sharing Services, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

The Articles of Incorporation for Sharing Services, Inc. shall be hereby amended by changing the name of the Corporation from Sharing Services, Inc. to Sharing Services Global Corporation

4. Effective date and time of filing: (optional) Date: 1/11/19 Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X ______________________

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 1-5-15

Amended and Restated

Articles of Incorporation

of

Sharing Services Global Corporation

Amended and Restated Articles of Incorporation of

Sharing Services Global Corporation

Pursuant to NRS 78.385 and 78.390 this Nevada Profit Corporation adopts the following Amended and Restated Articles of Incorporation:

ARTICLE I. Name of Corporation: Sharing Services Global Corporation

ARTICLE 2. Resident Agent for Service of Process: Incorporating Solutions Group, Inc.,

10120 South Eastern Avenue, Suite 200, Henderson, Nevada 89052

ARTICLE 3. Authorized Stock: The maximum number of shares which the Corporation shall have the authority to issue is Seven Hundred Ten Million (710,000,000) shares, $0.0001 par value per share, of which (a) 510,000,000 (Five Hundred and Ten Million) Shares of Common Stock having a par value of $0.000I; and (b) 200,000,000 (Two Hundred Million) Shares of Preferred Stock having a par value of$0.0001 per share or as authorized, such Preferred Stock being issuable in one or more series as hereinafter provided. The class of preferred stock may be divided into such series as may be established by the Board of Directors. The Board of Directors shall have the authority, by resolution, (1) to divide the Preferred Stock into more than one class of stock or more than one series of any class;{2) to establish and fix the distinguishing designation of each such series and the number of shares thereof, which number, by like action of the Board of Directors, from time to time thereafter, may be increased, except when otherwise provided by the Board of Directors in creating such series, or may be decreased, but not below the number of shares thereof then outstanding; and (3) within the limitations of applicable law of the State of Nevada or as otherwise set forth in this Article, to fix and determine the relative voting powers, designations, preferences, limitations, restrictions and relative rights of the various classes of stock or series thereof.

The preferences, restriction and qualifications applicable to the Common Stock and the Preferred Stock are as follows:

COMMON STOCK

The Common Stock of the Corporation shall be divided into two classes: Common Stock and Class B Common Stock. The existing Common Stock of the Corporation shall be the Common Stock without change or amendment except as to par value, that being $0.0001 par value per share. There is hereby created a new class of Common Stock, designated as Class B Common Stock.

There shall be Five Hundred Million (500,000,000) shares of Common Stock, $0.0001 par value per share, and Ten Million (10,000,000) shares of Class B Common Stock, $0.0001 par value per share. The shares of each class of Common Stock shall be identical except that the holders of the Class B Common Stock shall be entitled to elect a majority of the Board of Directors and the holders of the Class A Common Stock shall elect the remainder of the directors. Each share of Class B Common Stock shall be convertible at any time into one share of Class A Common Stock at the option of the holder.

Each holder of Common Stock shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

After the payment or declaration and setting aside for payment of the full cumulative dividends for all prior and then current dividend periods; all outstanding shares of Preferred Stock and after setting aside all stock purchase funds or sinking funds heretofore required to be set aside with respect to the Preferred Stock, dividends on the Common Stock may be declared and paid, but only when and as determined by the Board of Directors.

On any dissolution, liquidation or winding up of the Corporation, after there shall have been paid to or set aside for the holders of all outstanding shares of Preferred Stock the full preferential amount to which they are respectively entitled to receive, pro rata in accordance with the number of shares of each class outstanding, all the remaining assets of the Corporation will be available for distribution to its common stockholders.

PREFERRED STOCK

The Board of Directors is expressly vested with the authority to divide any or all of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of each series so established, provided, however, that the rights and preferences of the various series may vary only with respect to:

(a) the rate of dividend;

(b) whether the shares may be called and, if so, the call price and the terms and conditions of call;

(c) the amount payable upon the shares in the event of voluntary and involuntary liquidation;

(d) sinking fund provisions, if any for the call or redemption of the shares;

(e) the terms and conditions, if any, on which the shares may be converted;

(f) voting rights; and

(g) whether the shares will be cumulative, non-cumulative or partially cumulative as to dividends and the dates from which any cumulative dividends are to accumulate.

The Board of Directors shall exercise the foregoing authority by adopting a resolution setting forth the designation of each series and the number of shares therein, and fixing and determining the relative rights and preferences thereof. The Board of Directors may make any change in the designations, terms, limitations or relative rights or preferences of any series in the same manner, so long as no shares of such series are outstanding at such time.

Within the limits and restrictions, if any, stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of such series. In case the number of shares of any series shall be so decreased, the share constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE 4. Name and Address of the Board of Directors/Trustees:

Jordan Brock	Frank A. Walters
c/o Sharing Services Global Corporation	c/o Sharing Services Global Corporation
1700 Coit Road, Suite 100	1700 Coit Road, Suite 100
Plano, TX 75056	Plano, TX 75056

John “JT” Thatch	Robert Oblon
c/o Sharing Services Global Corporation	c/o Sharing Services Global Corporation
1700 Coit Road, Suite 100	1700 Coit Road, Suite 100
Plano, TX 75056	Plano, TX 75056

ARTICLE 5. Purpose: The purposes for which the Corporation is organized are:

(a) To engage, without limitation, in any lawful activity for which corporations may be organized under the Laws of the State of Nevada

(b) To do such acts in pursuit of its general purposes as are not forbidden by the laws of the State of Nevada, as now in force or hereafter may be in force, including, but not limited to, the following:

(1)	To sue, be sued, complain, and defend in its corporate name;

(2)	To have a corporate seal which may be altered at will, and to use it, or a facsimile of it, by impressing or affixing it or in any other manner reproducing it;

(3)	To make and amend By-Laws, not inconsistent with its articles of incorporation or with the laws of this state, for managing the business and regulating the affairs of the corporation;

(4)	To purchase, receive, lease, or otherwise acquire, own, hold, improve, use, and otherwise deal with real or personal property or any legal or equitable interest in property, wherever located;

(5)	To sell, convey, mortgage, pledge, lease, exchange, and otherwise dispose of all or any part of its property;

(6)	To purchase, receive, subscribe for, or otherwise acquire, own, hold, vote, use, sell, mortgage, lend, pledge, or otherwise dispose of, and deal in and with shares or other interests in, or obligations of, any other entity;

(7)	To make contracts and guarantees, incur liabilities, borrow money, issue its notes, bonds, and other obligations (which may be convertible into or include the option to purchase other securities of the corporation), and secure any of its obligations by mortgage or pledge of any of its property, franchises; or income;

(8)	To lend money, invest and reinvest its funds, and receive and hold real and personal property as security for repayment;

(9)	To be a promoter, partner, member, associate, or manager of any partnership, joint venture, trust, or other entity;

(10)	To conduct its business, locate offices, and exercise the powers granted by this chapter within or without this state;

(11)	To elect directors and appoint officers, employees, and agents of the corporation, define their duties, fix their compensation, and lend them money and credit;

(12)	To pay pensions and establish pension plans, pension trusts, profit sharing plans, share bonus plans, share option plans, and benefit or incentive plans for any or all of its current or former directors, officers, employees, and agents;

(13)	To make donations for the public welfare or for charitable, scientific, or educational pm-poses;

(14)	To transact any lawful business that will aid governmental policy;

(15)	To provide insurance for its benefit on the life or physical or mental ability of any of its directors, officers, or employees or any other person whose death or physical or mental disability might cause financial loss to the corporation; or, pursuant to any contractual arrangement with any shareholder concerning the reacquisition of shares owned by him at his death or disability, on the life or physical or mental ability of that shareholder, for the purpose of carrying out such contractual arrangement; or, pursuant to any contract obligating the corporation, as part of compensation arrangements, or pursuant to any contract obligating the corporation as guarantor or surety, on the life of the principal obligor, and for these purposes the corporation is deemed to have an insurable interest in such persons; and

(16)	To make payments or donations or do any other act not inconsistent with law that furthers the business and affairs of the corporation.

ARTICLE 6. Benefit Corporation: Yes

ARTICLE 7. Name, Address and Signature of Incorporator:

Jordan Brock
c/o Sharing Services Global Corporation
1700 Coit Road, Suite 100	Jordan Brock
Plano, TX 75056

ARTICLE 8: Certificate of Acceptance of Appointment of Registered Agent:

I hereby accept appointment as Registered Agent for the above named Entity.

Date: ______________________

Authorized Signature of Registered Agent or

On behalf of Registered Agent Entity

ARTICLE 9: Right of stockholders to inspect and copy corporate records.

1. Any person who has been a stockholder of record of the Corporation and who owns not less than fifteen (15) percent of all of the issued and outstanding shares of any stock of any class or series of the Corporation or has been authorized in writing by such holder, upon at least five days’ written demand, is entitled to inspect in person or by agent or attorney, during normal business hours, the books of account and all financial and business records of the corporation, to make copies of records, and to conduct an audit of such records. Holders of voting trust certificates representing fifteen (15) percent of the issued and outstanding shares of the corporation are regarded as stockholders for the purpose of this subsection.

2. All of the initial holders of Series B Preferred Stock shall have the irrevocable power to access and inspect the following items of the parent Corporation, any subsidiary or division of the Corporation, or in the name of or in the hands of any employee, agent, trustee or other person for the benefit of the Corporation: (1) any domain registrar account, (2) any website hosting accounts, (3) any Corporation communication channels and records, such as Email accounts and records, any social media accounts, and any other written, recorded or electronic Corporation communications, and (4) online and/or electronic access to all bank accounts, money market accounts, brokerage or investment accounts or any other financial accounts. The rights of this paragraph shall not accrue to subsequent holders of Series B Preferred Stock.

3. Notwithstanding Nevada N.R.S. 78.257, the provisions of this Article shall apply to this Corporation regardless of whether or not the Corporation has furnished to its stockholders a detailed, annual financial statement or has filed during the preceding 12 months all reports required to be filed pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934.

ARTICLE 10. The stockholders of the Corporation may take any action which they are required or permitted to take without a meeting on written consent, setting forth the action so taken, signed by all of the persons or entities entitled to vote thereon.

ARTICLE 11. In the event that the Board of Directors should consist of in excess of one director, the Board of Directors shall be divided into three classes as nearly equal in number as possible. The Initial terms of directors elected in 2017 shall expire as of the annual meeting of stockholders for the years indicated below:

Class I Directors	2018
Class II Directors	2019
Class Ill Directors	2020

Upon expiration of the initial terms specified for each class of directors their successors shall be elected for a four-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes, so as to maintain or attain if possible, the equality of the number of directors in each class, but in no case will decrease in the number of directors shorten the term of any incumbent director. If equality in number is not possible, the increase or decrease shall be apportioned among the classes in such way that the difference in the number of directors in any two classes shall not exceed one.

Any vacancies on the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors shall be filled by the Board of Directors, acting by a majority of the remaining directors the in office, although less than a quorum, and any director so chosen shall hold office until the next election of the class for which such directors have been chosen and until their successors are elected and qualified.

A written ballot shall not be required for the election of directors unless the By-Laws of the Corporation shall so provide.

ARTICLE 12. A quorum of the Board of Directors shall consist of a majority of the directors.

ARTICLE 13. In limitation of the powers conferred by statute, the Board of Directors is expressly authorized to do the following actions only if taken by a two-thirds majority vote of the Board of Directors acting jointly with certain stockholders who act by the affirmative vote of the holders of at least Eighty-six Percent (86%) of the voting power of all of the shares of Series B Preferred Stock of the Corporation; except that when the laws of the State of Nevada require the consent of all shareholders to approve an action taken by the Board of Directors, the vote required will be Eighty-six Percent (86%) of the voting power of all of the common stock and all of the classes or series of preferred Stock, then entitled to vote generally in the election of directors, voting together as a single class:

(a) To distribute to the stockholders of the Corporation out of capital surplus of the Corporation a portion of its assets, in cash or property, subject to the requirements of law, and such distribution is expressly permitted without the vote of the stockholders;

(b) To cause the Corporation to make purchases of its shares, directly or indirectly, to the extent of unreserved and unrestricted earned surplus available therefore, without the vote of the stockholders;

(c) If at any time the Corporation has more than one class of authorized or outstanding stock, to pay dividends on shares of any class to the holders of shares of any class, without the vote of the stockholders of the class in which the payment is to be made;

(d) To amend these articles of incorporation,

(e) To issue new stock or debt, including the issuance of treasury stock,

(f) To purchase, sell or transfer any substantial part of the Corporation’s assets,

(g) To merge or sell the Corporation or acquire another entity,

(h) To dissolve or liquidate the Corporation,

(i) To make a material change in the business of the Corporation,

(j) To make any substantial contract or incur any substantial debt or obligation of the Corporation,

(k) To file bankruptcy, enter into any insolvency proceeding or make any assignment for the benefit of creditors or compromise any debt, and

(l) To take any action which the Board of Directors is required or permitted to take without a meeting by written consent, setting forth the action so taken, signed by a majority of the directors entitled to vote thereon.

Provided, however, that only the stockholders of the Corporation, and not the Directors, acting by the affirmative vote of the holders of at least Eighty-six Percent (86%) of the voting power of all of the shares of capital stock of the Corporation, which shall include all of the common stock and all of the classes or series of preferred Stock, then entitled to vote generally in the election of directors, voting together as a single class, shall have the authority to adopt. amend or repeal the By-Laws of the Corporation.

ARTICLE 14. The affirmative vote of the holders of at least Eighty-six Percent (86%) of the voting power of all of the shares of capital stock of the Corporation, which shall include all of the Common Stock and all of the Preferred Stocks, then entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision or provisions inconsistent with Article 11 or 14 hereof, unless such amendment, alteration, change repeal or adoption of any inconsistent provision or provisions is declared advisable by the Board of Directors by the affirmative vote of (A) all of the entire Board of Directors and (B) all of the Continuing Directors (as defined in Article 11).

ARTICLE 15. The Corporation shall indemnify any person (including his estate) made or threatened to be made a party to any suit or proceeding, whether civil or criminal, by reason of the fact that he was a director or officer of the Corporation or served at its request as a director or officer of another Corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney fees actually and necessarily incurred as a result of such threat, suit or proceeding, or any appeal therein, to the full extent permitted by the General Corporation Law of Nevada. Promptly after receipt by a party to be indemnified under this section of notice of the commencement of any such suit or proceeding, such party will, if a claim in respect thereof is to be made against the Corporation, notify the Corporation of the commencement thereof. This Corporation shall be entitled to participate at its own expense in the defense or to assume the defense of any such suit or proceedings, such defense shall be conducted by counsel chosen by it and reasonably satisfactory to the party to be indemnified and the party to be indemnified shall bear the fees and expenses of any additional counsel retained by him.

ARTICLE 16. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 30,020,000 shares or 56.3% of the shares entitled to vote.

Dated: January 18, 2019

Signature:

By:	/s/ John Thatch
John Thatch
Chief Executive Officer